Exhibit 99.3

Code of Ethics
for
Principal Executive Officer,
Executive Officers
and
Senior Financial Officers
of
Trump Hotels & Casino Resorts, Inc.
and Subsidiaries

          It is the policy of Trump Hotels & Casino Resorts, Inc., a Delaware corporation (“THCR”), that the principal executive officer, executive officers and the senior financial officers (individually, an “Officer,” and collectively, the “Officers”) of THCR and of each of the subsidiaries of THCR (collectively, the “Company”), advocate and adhere to the following principles governing their professional and ethical conduct in the fulfillment of their respective responsibilities:

1.

An Officer shall act with honesty and integrity and in an ethical manner and seek to promote the interests of the Company when the opportunity arises. An Officer shall endeavor to deal fairly with the Company’s customers, suppliers, competitors and employees.

2.

An Officer shall avoid conflicts of interest between his or her personal, private interests and the interests of the Company and seek to avoid the appearance of such conflicts of interest. A conflict of interest may arise when an individual takes actions or has interests that make it difficult to perform his or her Company work objectively and effectively, or when an individual uses his or her position at the Company for improper personal benefit. Actual and potential conflicts of interest shall be promptly called to the attention of the General Counsel of THCR.

3.

An Officer shall perform his or her responsibilities and duties in such a manner as to ensure that periodic reports required to be filed with the Securities and Exchange Commission and other public communications made by the Company, including, but not limited to, press releases, contain information that is full, fair, accurate, timely and understandable.

4.

An Officer shall comply with laws of federal, state and local governments applicable to the Company, and the rules and regulations of agencies having jurisdiction over the Company including, but not limited to, the laws pertaining to insider trading of Company securities.

5.	An Officer shall act in good faith, responsibly, with due care and diligence, without misrepresenting or omitting material facts or allowing his or her independent judgment to be compromised.

6.

An Officer shall respect the confidentiality of information acquired in the course of the performance of his or her responsibilities, except when authorized or otherwise legally obligated to disclose such information. An Officer shall not use confidential information acquired in the course of the performance of his or her responsibilities for improper personal advantage.

7.	An Officer shall proactively attempt to promote ethical behavior among his or her subordinates and peers.

8.	An Officer shall use Company assets and resources employed or entrusted to him or her in a responsible manner for legitimate business purposes and not for improper personal advantage.

9.	An Officer shall not exploit corporate opportunities or compete with the Company.

10.	An Officer shall comply with the Company’s Code of Business Conduct and promptly report any violations thereof to the General Counsel of THCR.

          Any infraction or potential infraction of this Code of Ethics by an Officer should be promptly reported to Robert Pickus, Esq., General Counsel of the Company, who shall report all such reported infractions and potential infractions to the Audit Committee of the Board of Directors of THCR. There shall be no reprisals for reporting an actual or possible violation of this Code of Ethics. The Audit Committee shall have the power and authority to monitor compliance with the Code of Ethics, investigate potential or alleged violations of the Code of Ethics, make determinations (including acting on requests for waivers from the provisions hereof) and make recommendations to the Board of Directors with respect to penalties and consequences for violations of this Code of Ethics. The Board of Directors of the Company is authorized to take appropriate disciplinary action, including dismissal of the offender (after opportunity to be heard) if the violation of this Code is serious and detrimental to the Company. Conflicts of interest shall be resolved in an ethical manner with due consideration being given to the legitimate interests of the Company.

          Each of the Officers of the Company shall be required, on an annual basis, to acknowledge and certify as to his or her compliance with this Code to the Audit Committee of the Board of Directors of THCR.